Exhibit 99.1

Timberland Reports Third-Quarter 2008 Results

STRATHAM, N.H.--(BUSINESS WIRE)--October 30, 2008--The Timberland Company (NYSE: TBL) today reported third-quarter 2008 net income of $30.7 million and earnings per share of $0.52. These results compare to third-quarter 2007 net income of $25.9 million and earnings per share of $0.42. When adjusted to exclude restructuring and related costs, earnings per share were $0.52 and $0.49 in the third quarters of 2008 and 2007, respectively.

Third-Quarter 2008 Results Summary:

  Revenue declined 2.2% to $423.6 million as declines in Timberland® brand apparel, which reflect the Company’s transition to a licensing model for its North American wholesale business, were partially offset by strong growth in Timberland PRO® series footwear and SmartWool® socks and apparel. Foreign exchange rate changes increased third-quarter 2008 revenue by approximately $10 million, or 2.2%, due to the strength of the Euro and the Yen, and increased operating income by approximately $3 million.
  North America revenue declined 8.8% to $184.5 million, reflecting soft consumer spending in the U.S. Europe revenue increased 4.4% to $199.9 million and increased slightly on a constant dollar basis, driven by strength in all footwear categories which offset declines in the apparel business. Asia revenue decreased slightly to $39.2 million, and decreased 5.4% on a constant dollar basis, driven by declines in the outdoor performance and casual footwear businesses.
  Apparel and accessories revenue decreased 11.7% to $102.7 million, driven by anticipated declines in Timberland® brand apparel as a result of the Company’s transition to a licensing model for its North American wholesale business. Global footwear revenue increased 1.0% to $313.5 million driven by strength in Timberland PRO® series footwear as well as strength in the boots business in the European and Asian markets, which offset declines in the men’s casual and outdoor performance categories.
  Global wholesale revenue decreased 1.0% to $340.6 million. Worldwide consumer direct revenue decreased 6.9% to $83.0 million, reflecting a difficult worldwide retail environment and revenue declines associated with our decision to close certain retail locations.
  Restructuring and related charges were $0.2 million in the third quarter of 2008, compared to $7.5 million for the third quarter of 2007.
  Operating income for the quarter was $53.2 million, a 19.2% improvement from the prior-year period. Operating income excluding restructuring and related costs was $53.4 million, a 2.3% improvement compared to the prior year level.
  In the third quarter of 2008, the effective tax rate was 40.0%, flat compared to the third quarter of 2007.
  In connection with its stock buyback program, Timberland repurchased approximately 1.2 million shares in the third quarter at a total cost of $20.1 million.
  Timberland ended the quarter with $62.7 million in cash and no debt. Inventory at quarter end was $218.9 million, down 15.6% versus 2007 third-quarter levels, reflecting the Company’s disciplined inventory management in the face of challenging market conditions. Accounts receivable decreased 6.8% to $267.2 million, compared to the prior year.

For the full year, the Company is still targeting mid-single digit revenue declines, consistent with economic conditions and due in part to its closure of certain underperforming retail stores and the licensing of its North America wholesale apparel business. The Company expects that weaker consumer spending globally will result in additional margin pressure and now anticipates flat to modest declines in operating margins for the full year. It continues to expect an effective tax rate in the range of 40%.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “The continued deepening of the global financial crisis, worsening economic conditions and the impact of these events on consumer confidence have reinforced the importance of financial strength and liquidity access for all companies. At Timberland, we have always been focused on maintaining a strong balance sheet, and we believe our demonstrated strength in this area – we finished the third quarter with $63 million in cash and no debt – positions us well for the uncertainty of the future. We remain committed to our strategic investments aimed at reinvigorating our brand and strengthening our position in the global market.”

Note that comments made by the Company and Mr. Swartz are Timberland's performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss third-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 55991126. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™ and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s most recent Annual Report on form 10-K and other filings we make with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also includes discussion of constant dollar revenue changes (which exclude the impact of changes in foreign currency exchange rates), diluted earnings per share excluding restructuring and related costs and operating income excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information regarding these non-GAAP measures is located in the Form 8-K furnished to the SEC on October 30, 2008.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	September 26, 2008	December 31, 2007	September 28, 2007
Assets
Current assets
Cash and equivalents	$62,686	$143,274	$43,951
Accounts receivable, net	267,246	188,091	286,575
Inventory, net	218,884	201,932	259,207
Prepaid expense	41,465	41,572	42,081
Prepaid income taxes	21,190	17,361	21,309
Deferred income taxes	21,826	24,927	18,956
Derivative assets	4,365	-	57
Total current assets	637,662	617,157	672,136

Property, plant and equipment, net	80,225	87,919	88,098

Deferred income taxes	20,132	19,451	23,008

Goodwill and intangible assets, net	95,828	99,222	99,088

Other assets, net	11,670	12,596	12,810

Total assets	$845,517	$836,345	$895,140

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$0	$0	$46,600
Accounts payable	94,834	86,101	104,185
Accrued expense and other current liabilities	112,005	108,903	114,019
Income taxes payable	23,529	19,215	12,243
Derivative liabilities	1,724	3,816	4,810
Total current liabilities	232,092	218,035	281,857

Other long-term liabilities	41,774	41,150	41,901

Stockholders’ equity	571,651	577,160	571,382

Total liabilities and stockholders’ equity	$845,517	$836,345	$895,140

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Nine Months Ended
	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007
Revenue	$423,606	$433,294	$973,924	$993,749
Cost of goods sold	226,595	229,891	527,109	529,600

Gross profit	197,011	203,403	446,815	464,149

Operating expense
Selling	114,100	122,260	315,539	331,890
General and administrative	29,486	28,943	83,713	90,385
Restructuring and related costs	185	7,545	1,054	15,059
Total operating expense	143,771	158,748	400,306	437,334

Operating income	53,240	44,655	46,509	26,815

Other income
Interest income/(expense), net	336	(420)	1,680	1,376
Other income/(expense), net	(2,454)	(1,128)	2,929	(310)
Total other income/(expense), net	(2,118)	(1,548)	4,609	1,066

Income before provision for income taxes	51,122	43,107	51,118	27,881

Provision for income taxes	20,464	17,242	21,350	11,989

Net income	$30,658	$25,865	$29,768	$15,892

Earnings per share
Basic	$0.53	$0.42	$0.51	$0.26
Diluted	$0.52	$0.42	$0.50	$0.26
Weighted-average shares outstanding
Basic	58,078	61,352	58,868	61,310
Diluted	58,471	61,860	59,271	61,974

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Nine Months Ended
	September 26, 2008	September 28, 2007
Cash flows from operating activities:
Net income	$29,768	$15,892
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	2,420	1,978
Share-based compensation	6,225	7,328
Depreciation and other amortization	24,239	23,598
Provision for losses on accounts receivable	4,517	6,705
Provision for asset impairment	-	5,817
Tax (expense)/benefit from share-based compensation, net of excess benefit	(1,161)	(829)
Unrealized (gain)/loss on derivatives	(268)	26
Other non-cash charges/(credits), net	964	3,897
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(82,671)	(79,458)
Inventory	(17,063)	(69,202)
Prepaid expense	401	1,202
Accounts payable	9,009	(8,087)
Accrued expense	756	(11,015)
Income taxes prepaid and payable, net	4,584	(30,537)
Other liabilities	(3,239)	1,176
Net cash used by operating activities	(21,519)	(131,509)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	-	(12,811)
Additions to property, plant and equipment	(15,313)	(20,264)
Other	3,627	(1,640)
Net cash used by investing activities	(11,686)	(34,715)

Cash flows from financing activities:
Common stock repurchases	(45,081)	(28,512)
Net short-term borrowings	-	46,600
Issuance of common stock	1,407	11,957
Excess tax benefit from stock option and employee stock purchase plans	179	1,097
Net cash (used)/provided by financing activities	(43,495)	31,142

Effect of exchange rate changes on cash and equivalents	(3,888)	(2,665)

Net decrease in cash and equivalents	(80,588)	(137,747)
Cash and equivalents at beginning of period	143,274	181,698
Cash and equivalents at end of period	$62,686	$43,951

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 26, 2008	September 28, 2007		September 26, 2008	September 28, 2007

Revenue by Segment:
North America	$184,516	$202,436	-8.8%	$421,807	$461,936	-8.7%
Europe	199,933	191,555	4.4%	443,406	425,513	4.2%
Asia	39,157	39,303	-0.4%	108,711	106,300	2.3%
Total Revenue	$423,606	$433,294	-2.2%	$973,924	$993,749	-2.0%

Revenue by Product:
Footwear	$313,544	$310,300	1.0%	$693,094	$700,448	-1.0%
Apparel and Accessories	102,678	116,237	-11.7%	263,244	278,146	-5.4%
Royalty and Other	7,384	6,757	9.3%	17,586	15,155	16.0%

Revenue by Channel:
Wholesale	$340,608	$344,124	-1.0%	$732,206	$754,698	-3.0%
Consumer Direct	82,998	89,170	-6.9%	241,718	239,051	1.1%

Comparable Store Sales:
Domestic Retail	-13.8%	-4.8%		-7.4%	-1.2%
Global Retail	-6.4%	-5.6%		-0.9%	-3.8%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	September 26, 2008		September 26, 2008
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($9,688)	-2.2%	($19,825)	-2.0%
Increase due to foreign exchange rate changes	9,632	2.2%	34,746	3.5%
Revenue decrease in constant dollars	($19,320)	-4.4%	($54,571)	-5.5%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	September 26, 2008		September 26, 2008
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($17,920)	-8.8%	($40,129)	-8.7%
(Decease)/increase due to foreign exchange rate changes	(38)	-	833	0.2%
Revenue decrease in constant dollars	($17,882)	-8.8%	($40,962)	-8.9%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	September 26, 2008		September 26, 2008
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$8,378	4.4%	$17,893	4.2%
Increase due to foreign exchange rate changes	7,689	4.0%	26,402	6.2%
Revenue increase/(decrease) in constant dollars	$689	0.4%	($8,509)	-2.0%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	September 26, 2008		September 26, 2008
	$ Change	% Change	$ Change	% Change
Revenue (decrease)/increase (GAAP)	($146)	-0.4%	$2,411	2.3%
Increase due to foreign exchange rate changes	1,981	5.0%	7,511	7.1%
Revenue decrease in constant dollars	($2,127)	-5.4%	($5,100)	-4.8%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

THE TIMBERLAND COMPANY
RECONCILIATION OF OPERATING INCOME AND DILUTED EPS TO OPERATING INCOME AND DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Unaudited)

RECONCILIATION OF OPERATING INCOME TO OPERATING INCOME EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands, Unaudited)

	For the Quarter Ended	For the Quarter Ended
	September 26, 2008	September 28, 2007
Operating income (GAAP)	$53,240	$44,655
Restructuring and related costs	185	7,545
Operating income excluding restructuring and related costs	$53,425	$52,200

Operating income excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides operating income excluding restructuring and related costs because it is used to analyze the operating income of the Company. Management believes this measure is a reasonable reflection of the underlying income levels and trends from core business activities.

RECONCILIATION OF DILUTED EPS TO DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

	For the Quarter Ended	For the Quarter Ended
	September 26, 2008	September 28, 2007
Diluted EPS (GAAP)	$0.52	$0.42
Per share impact of restructuring and related costs	0	0.07
Diluted EPS excluding restructuring and related costs	$0.52	$0.49

Diluted EPS excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide diluted EPS excluding restructuring and related costs because it is used to analyze the earnings of the Company. Management believes this measure is a reasonable reflection of the earnings levels and trends from core business activities.

CONTACT:
Timberland
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations